For Immediate Release Contact: Marc Cannon

(954) 769-3146 cannonm@autonation ..com

AUTONATION RECEIVES INVESTMENT GRADE RATING
FROM FITCH RATINGS

FORT LAUDERDALE, FLA. (June 15, 2005)-— AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that Fitch Ratings has initiated coverage on its unsecured debt with a ‘BBB-‘ investment grade rating. This new rating matches Standard & Poors’ existing investment-grade rating and reaffirms AutoNation as the only public automotive retailer with an investment-grade unsecured debt rating.

“Fitch and S&P recognize the strength of AutoNation’s diversified business model,” said Mike Jackson, Chairman and CEO of AutoNation. “Together, their investment grade ratings are a validation of our model and financial discipline. Over the last five years, we have strengthened our financial position through a disciplined redeployment of over $4 billion in cash from operations and other financial opportunities.”

As a result of the new rating, AutoNation expects to enter the Lehman U.S. Investment Grade Fixed Income Index on July 1, 2005. Lehman’s indices are the asset management industry’s most widely held benchmarks, used by more than 90% of U.S. institutional investors along with a significant number of foreign investors.

Over the next couple of years, AutoNation’s investment-grade status should allow the company to restructure its floorplan and non-vehicle debt facilities, improving its credit spreads by approximately 100 basis points.

AutoNation’s diversified business model emphasizes a broad set of related but distinct business lines, including new vehicles, used vehicles, parts and service, and finance and insurance, as well as being diversified by geography and manufacturer brands. This model limits the company’s exposure to downturns in specific market segments while enabling it to capitalize on favorable conditions in others.

About AutoNation, Inc.
AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest automotive retailer. A component of the Standard and Poors’ 500 Index, AutoNation has approximately 27,000 full-time employees and owns and operates 352 new vehicle franchises in 17 states. For additional information, please visit http://corp.AutoNation.com or www.AutoNation.com, where more than 100,000 vehicles are available for sale.

FORWARD-LOOKING STATEMENTS
Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, estimates and expectations is contained in the Company’s SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

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